Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Nyxoah SA
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, no nominal value per share	Other	1,000,000	$9.57505	$9,575,050	$0.00015310	$1,465.94
Total Offering Amounts					$9,575,050		$1,465.94
Total Fees Previously Paid							--
Total Fee Offsets							--
Net Fee Due							$1,465.94

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares, no nominal value per share (the “Ordinary Shares”), of the Registrant that become issuable under the Registrant’s 2024 Warrants Plan by reason of any stock dividend, stock split or other similar transaction.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon a price per share of $9.57505, which is the average of the high and the low price of the Registrant’s Ordinary Shares as reported on The Nasdaq Global Market as of a date (November 1, 2024) within five business days prior to filing this Registration Statement for new shares to be granted under the 2024 Warrants Plan.